99.3 Sand Hills, Inc., Unaudited Condensed Combined Balance Sheet, As of June 30, 2011

The following unaudited pro forma condensed combined financial information of Sand Hills, Inc. has been derived from the following audited and unaudited financial statements, adjusted to give effect to the acquisition of 100% of the outstanding common stock of United Strategies, Inc. by Sand Hills, Inc. pursuant to the Agreement and Plan of Merger dated March 30, 2012 (the Reverse Merger).

•	the unaudited historical financial statements of Sand Hills, Inc. as of and for the nine months ended June 30, 2011 included in our report on Form 10-Q,
•	the audited historical consolidated financial statements of United Strategies, Inc. as of and for the year ended June 30, 2011 included in this Form 8-K/A report.

The unaudited pro forma condensed combined balance sheet gives effect to the Reverse Merger as if it had occurred on July 1, 2010.

Prior to the Reverse Merger, United Strategies had a fiscal year end of June 30, which differed from Sand Hills’ fiscal year end of September 30.  As a result, different periods have been combined for the purpose of preparing the pro forma retained earnings balance.

The Reverse Merger and related adjustments are described in the accompanying notes.  The unaudited pro forma condensed combined financial information has been prepared in accordance with the rules prescribed in Article 11 of Regulation S-X, and based upon currently available information and assumptions that we believe are reasonable.  The unaudited pro forma condensed financial information is for informational purposes only and does not purport to represent what our actual results or financial condition would have been had the Reverse Merger actually been consummated on the dates indicated and does not purport to project our results of operations for any future period or our financial condition as of any future date.  No effect has been given for operational efficiencies that may be achieved in future periods.

	Historical
	Sand Hills, Inc.	United Strategies	Adjustments		Consolidated

Total assets	$7,030	$19,201,393	$(7,030)	(A)	$19,201,393

Total liabilities	37,786	16,211,139	(37,786)	(A)	16,211,139

Series B convertible preferred stock	-	167	(167)	(A)	-

Common stock, $.001 par value	-	7,100	13,822	(A)	20,922

Common stock, $.0001 par value	200	-	(200)	(A)	-

Additional paid-in capital	-	2,048,866	(13,655)	(A)	2,035,211

Retained earnings	(30,956)	934,121	30,956	(A)	934,121

Total stockholders' equity (deficit)	(30,756)	2,990,254			2,990,254

Total liabilities and stockholders' equity (deficit)	$7,030	$19,201,393			$19,201,393

Earnings per share - basic	$(0.00)	$0.01			$(0.02)
Earnings per share - diluted	$(0.00)	$0.00			$(0.02)

Weighted average shares outstanding - basic	2,000,000	7,458,341			23,414,263
Weighted average shares outstanding - diluted	2,000,000	9,259,634			23,414,263

(A) To consolidate and restate equity accounts to account for the merger transaction.